Exhibit 99.2

Company & Investment Profile	December 2005

Carriage Services, Inc. (NYSE: CSV)	3040 Post Oak Boulevard • Suite 300 • Houston, TX 77056 Phone: 713-332-8400 • Fax: 713-332-8401
Simply Put ... Becoming the Best
www.CarriageServices.com
INVESTMENT CONSIDERATIONS
•	Dominant Market Presence – Carriage has #1 or #2 market share positions in over 70% of its mostly suburban markets.

•	Superior Profitability – Carriage has the highest gross profit and second highest EBITDA margins of the public death care companies.

•	Capital Structure Positions Carriage for Growth – In 1Q05 Carriage completed its $130 million senior note offering and its simultaneous debt refinancing which resulted in a low cost and long maturity capital structure that provides the financial flexibility to execute a disciplined growth strategy.

•	Significant & Growing Free Cash Flow – The deathcare business is relatively stable and Carriage has generated significant and growing free cash flow since 2003.

•	Small is Beautiful – Carriage’s smaller size and share count, relative to its public peers, creates growth opportunities for its shareholders. Carriage can use its free cash flow to selectively purchase quality funeral and/or cemetery properties that can have a material positive impact on operating and financial results.

•	New Five-Year Goals — Now that Carriage’s existing operations are improving and its financial flexibility has been restored, Carriage is positioned for growth and has established five year goals that include new acquisitions. See page 3 for more details on Carriage’s five year goals.

•	Attractive Valuation – Based on Carriage’s current cash flow yield and going forward based on achieving the Company’s five year goals.
Carriage Services is a leading provider of death care services and products in the United States. As of November 9, 2005, Carriage operated 135 funeral homes and 29 cemeteries in 28 states. Carriage provides a complete range of funeral and cremation services and sells a wide variety of related products and merchandise.

Stock Price (December 2, 2005)	$5.19

Stock Data

Fiscal Year-End:	December
Symbol / Exchange:	CSV / NYSE
52 - Week Trading Range:	$4.76-$6.75
Weighted Avg. Diluted Common Shares (In Mill.):	18.9
Market Capitalization (In Mill.):	$98.29
Total Enterprise Value (In Mill.):	$318.16
Avg. Daily Volume (3 Mos.):	26,216
Float (In Mill.):	15.8
Insider Ownership:	13.1%
Other Ownership:	33.8%
Institutional Ownership:	53.2%

Financial Data (As of 9/30/05 - Amounts in Millions)

Cash & Short-Term Investments:	$16.3
Total Assets:	$569.1
Total Senior Debt:	$142.4
Total Subordinated Debt:	$93.8
Total Debt:	$236.2
Stockholders’ Equity:	$95.3

Trailing Twelve Mos. Revenue from Cont. Ops:	$153.2
Trailing Twelve Mos. EBITDA from Cont. Ops.:	$35.6
Trailing Twelve Mos. Diluted EPS from Cont. Ops.:	$0.28
Trailing Twelve Mos. Diluted EPS:	($0.94)

Trailing Twelve Mos. Adjusted CF from Operations:	$12.1
Trailing Twelve Mos. Capital Expenditures:	$7.9
Trailing Twelve Mos. Adjusted Free Cash Flow:	$4.2

Company Financial Outlook	2005E
Revenue:	$154.0-$156.0
EBITDA(1):	$35.8-$37.3
Adjusted Dil. EPS from Cont. Operations(1) :	$0.25-$0.27
Adjusted Free Cash Flow:	$9.0-$10.0

Valuation Data (Using Outlook Midpoint)
Price / 2005(E) EPS:	20.0X
Enterprise Value / 2005(E) EBITDA:	8.7X
Equity Market Cap / Adjusted Free Cash Flow:	10.5X

(1)	Excludes a charge for early debt retirement of $6.7 million, or $0.22/dil. Share after tax

Carriage Services	©2005 Carriage Services, Inc. All rights reserved.	Page 1

NYSE: CSV	Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 29 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Company & Investment Profile	December 2005
Table of Contents
(Noteworthy new or updated information in this edition versus the previous edition in bold)

Carriage Services	©2005 Carriage Services, Inc. All rights reserved.	Page 2

NYSE: CSV	Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 29 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Company & Investment Profile	December 2005
This document is being published by Carriage Services in continuation of the Company’s stated goal to provide more disclosure and transparency to the investment community regarding Carriage’s operations, strategies and industry conditions. It is Carriage’s intent to take greater responsibility for and a more proactive role in communicating with the investment community and in providing greater operating and financial transparency.
EXECUTIVE SUMMARY & SELECTED HIGHLIGHTS
MISSION STATEMENT: We are committed to being the most professional, ethical, and highest quality funeral and cemetery service organization in our industry.
GUIDING PRINCIPLES: Honesty, integrity and quality in all that we do. Hard work, pride of accomplishment and shared success through employee ownership. Belief in the power of people through individual initiative and teamwork. Outstanding service and profitability go hand-in-hand. Growth of the Company is driven by decentralization and partnership.
SUMMARY
Carriage Services is a leading provider of Death Care services and products in the United States and is the fourth largest publicly traded Death Care company. Carriage Services’ shares trade on the New York Stock Exchange under the symbol CSV. As of November 9, 2005, Carriage operated 135 funeral homes and 29 cemeteries in 28 states. Carriage’s business can be characterized as one of relative stability, reflected by predictable revenue and cash flow, with incremental growth opportunities via selective acquisitions.
Carriage’s focus is to grow its market share and improve the operating and financial performance of its funeral and cemetery operations. To that end, on January 1, 2004, Carriage implemented a more decentralized and entrepreneurial standards based funeral operating model called “Being the Best”. Since implementation, the execution of its Being the Best funeral operating model has resulted in operational and financial improvements that the Company believes will continue through 2005 and beyond. Carriage intends to implement a similar operating model in its cemetery operations that will promote the key success drivers that are unique to that business. Carriage will continue to improve its organizational leadership and quality of personnel. Carriage may divest additional businesses in the future, where those businesses are not meeting its standards.
Carriage has established five year financial goals (see accompanying table) based on continuous improvement and portfolio optimization driven by its “Being the Best” operating model, increasing market share and profitability and formalizing and implementing a disciplined acquisition program.
Of the five year run-rate revenue goal of $195 million, the Company estimates approximately $25 million will come from future acquisitions. Of the $49 million EBITDA goal, approximately $10 million will come from acquisitions. Carriage does not anticipate incurring additional debt over this period.
In January 2005 Carriage completed a $130 million, ten-year Senior Notes offering. In 2Q05, Carriage entered into a new $35 million senior secured revolving credit facility to replace its existing unsecured credit facility that was scheduled to mature in 2006. The facility is currently undrawn and no borrowings are anticipated during 2005. The subordinated debt (TIDES) represents a convertible preferred security that matures in 2029 and the Company may defer distributions at its option. The debt refinancing and existing TIDES result in a long-term, low cost capital structure that provides the financial flexibility for future growth. This enables the Company to focus on investing its considerable free cash flow in new earning assets through selective acquisitions.
Five Year Run-Rate Financial Goals
(In Millions, Except Per Share Amounts)

Revenues from Existing Operations	$170.0
Revenues from Future Acquisitions (1)	25.0

Total Revenues	$195.0

EBITDA	$49.0

Diluted Earnings Per Share	$0.60

Free Cash Flow	$20.0

(1)	Carriage presently expects that the majority of the acquisitions will occur during the latter part of the five year period.

Carriage Services	©2005 Carriage Services, Inc. All rights reserved.	Page 3

NYSE: CSV	Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 29 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Company & Investment Profile	December 2005
Capital Structure Analysis
Capital Structure as of September 30, 2005 (In Millions)

		x 2005E	Interest
	Balance	EBITDA	Rate	Comments

Cash & Equivalents	$16.3			Approx. $13.4 mm invested in ST interest bearing investments yielding approx. 3%

Senior Debt:
Secured Credit Facility Due 2010	$—		L + 3%	Commitment of $35 mm, approx. $24 mm available. Secured by personal property & funeral home real property in certain states.

Senior Notes Due 2015	130.0	3.6x	7.875%	Rated B2/B- with a stable outlook.

Acquisition Debt	7.0	0.2x		Deferred purchase price payable to former owners discounted at rates from 6% - 8.5% with maturities from 3 - 15 years.

Capital Leases	5.4	0.1x

Total Senior Debt	142.4	3.9x

Convertible Jr. Sub. Debt Due 2029	93.8	2.6x	7.00%	Term Income Deferrable Equity Securities (TIDES). Convertible into common stock at $20.44 per share.

Total Debt	236.2	6.5x
Stockholders’ Equity	95.3

Total Capitalization	$331.5

Selected Credit Statistics ($ in Millions)

	LTM		Outlook
	9/30/05		12/31/05 E
EBITDA from Cont. Operations	$35.6		$36.5
Net Senior Debt / EBITDA	3.6	x	3.2	x
Net Total Debt / EBITDA	6.6	x	5.8	x
Net Senior Debt / Capitalization	40.0%		35.4%
Net Total Debt / Capitalization	71.3%		63.8%

Carriage Services	©2005 Carriage Services, Inc. All rights reserved.	Page 4

NYSE: CSV	Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 29 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Company & Investment Profile	December 2005
Financial Outlook
Carriage’s 2005 Financial Outlook is based upon the following key assumptions:
•	The upper end of the Outlook range assumes funeral same-store volumes are flat compared to 2004 and the lower end assumes a 2% decrease.

•	The average revenue per funeral contract is assumed to increase approximately 2.5%.

•	Carriage expects no borrowings on its $35 million bank credit facility during 2005.

•	The distributions on the convertible junior subordinated debentures are paid currently.

•	Carriage expects to fund approximately $6.5 million of capital expenditures.

•	Carriage expects to use free cash flow to acquire businesses if and when available on acceptable terms, In the Outlook the Company assumes free cash flow is invested in short-term investments that are expected to increase to approximately $25 million by 12/31/05.
Year 2005 Outlook
(In Millions, Except Per Share Amounts)

Revenues	$154.0-$156.0

Diluted EPS(1)	$0.25-$0.27

Net Earnings(1)	$4.5-$5.3
Add: Depreciation & Amortization	$10.9-$11.1
Add: Interest Expense, Net	$18.1-$18.1
Add: Income Taxes	$2.3-$2.8

EBITDA(1)	$35.8-$37.3

Cash Flow Measures

Cash Provided by Operating Activities	$5.6-$6.7
Payment of Cumulative Deferred Distributions	$10.9-$10.9

Adjusted Cash Provided by Operating Activities	$16.5-$17.6
Less: Capital Expenditures	$7.5-$7.5

Adjusted Free Cash Flow	$9.0-$10.1

(1)	Excludes a charge in connection with the senior debt refinancing in January 2005 of $6.7 million ($4.2 million after tax, or $0.22 per diluted share), and excludes any gains or losses associated with asset dispositions.

Carriage Services	©2005 Carriage Services, Inc. All rights reserved.	Page 5

NYSE: CSV	Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 29 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Company & Investment Profile	December 2005
OPERATING STRATEGY OVERVIEW
Carriage Services is a leading provider of professional funeral and cemetery services and products in the United States and is the fourth largest publicly traded death care company. As of November 9, 2005, Carriage operated 135 funeral homes and 29 cemeteries in 28 states. Carriage primarily serves suburban markets and the Company believes it is a market leader (first or second) in most of these markets.
Over the last four years Carriage and its public death care peers have been restructuring their organizations and improving their financial condition, liquidity and balance sheets by reducing debt. During the second half of 2003 Carriage implemented significant changes in its funeral organization and operations to improve operating and financial results by growing market share and profitability. The execution of its “Being the Best” standards based funeral operating model resulted in operational and financial improvements in Carriage’s funeral segment in 2004. Carriage intends to implement a similar operating model in its cemetery organization, which will promote the key success drivers that are unique to that business.
Carriage Historical Overview
Carriage’s near-term objectives for 2005 and 2006 include:
•	continuing to improve its operating and financial performance by executing its Being the Best funeral operating model and implementing a similar strategy in its cemetery business;

•	increasing its profitability and cash flow, and continuing to improve its credit profile; and

•	initiating a disciplined acquisition program of funeral businesses that match a profile based on its Being the Best standards.
Carriage’s longer-term objectives over the next five years include:
•	continuous improvement and portfolio optimization driven by its Being the Best operating model;

•	increasing market share and profitability;

•	formalizing and implementing a disciplined acquisition program; and

•	raising non-dilutive equity proceeds to enhance its capital structure and support its growth strategy as appropriate opportunities arise.

Carriage Services	©2005 Carriage Services, Inc. All rights reserved.	Page 6

NYSE: CSV	Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 29 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Company & Investment Profile	December 2005
Key elements of Carriage’s overall business strategy include the following:
•	Decentralized Funeral Operating Model — Carriage believes a decentralized funeral operating model is best suited to grow market share and improve financial performance in the funeral industry. The Company’s Being the Best operating model focuses on the key drivers of a successful funeral business, organized around three primary areas — market share, people and operational and financial metrics. Successful execution of its Being the Best operating model is highly dependent on strong local leadership, entrepreneurial empowerment and corporate support. In order to align this model with financial performance across the organization, Carriage developed a set of customized standards for each funeral business based on the financial results and attributes of its best properties, adjusting for size and percentage of cremations. Under the program, Carriage believes its managing partners have the opportunity to be compensated at close to the same level as if they owned the business.

•	Family Service Cemetery Operating Model — Carriage views its cemetery business, which has traditionally been more sales oriented, as a different business from its funeral business, which is more service oriented. Carriage is focusing the efforts of its cemetery operations on building heritage among new client families. A principal initiative has been to emphasize property sales, which strengthen the ties between the Company’s cemeteries and its clients. Carriage is also in the process of developing a standards based operating model for its cemetery operation. The Company expects to implement a limited standards based operating model in 2005 and a fully developed standards based operating model in 2006.

•	Presentation and Packaging of Services and Merchandise — Carriage believes packaging funeral services and merchandise offers both simplicity and convenience for its client families. Well conceived and thoughtful packages eliminate much of the effort and discomfort experienced by client families concerning matters about which they do not have much experience during a very stressful and emotional time. Carriage has entered into agreements with four primary casket suppliers to support its strategy and control wholesale costs. The Company also believes that its package strategy will result in increased revenue per cremation service over time as more families select packages that provide services and merchandise.

•	Preneed Funeral Sales Program — Carriage operates under a local, decentralized preneed sales strategy whereby each business location customizes its preneed program to its local needs. The Company emphasizes insurance funded contracts over trusted contracts in most markets, as insurance products allow Carriage to earn commission income to improve its cash flow and offset a significant amount of the up-front costs associated with preneed sales. In addition, the cash flow and earnings from insurance contracts are more stable than traditional trust fund investments. In markets that depend on preneed sales for market share, Carriage supplements the arrangements written by funeral directors with sales sourced by sales counselors and third party sellers.

•	Decrease Overhead Costs — Carriage periodically performs targeted reviews of its systems and support services with the objective of improving efficiencies and decreasing overhead costs. The Company recently completed an upgrade of its funeral services system to improve its features and functions and rolled out its new cemetery system in mid-2005. Carriage will continue to review and change corporate processes to improve efficiency and effectiveness.

•	Renew Corporate Development Efforts — As a result of its successful senior notes offering, Carriage believes its improved capital structure positions the Company to purse a strategy of disciplined growth, affording Carriage the flexibility to redeploy its free cash flow toward selective acquisitions. Carriage believes it will continue to improve its credit profile as it invests its cash flow into businesses that contribute to revenue and EBITDA. Carriage will apply the standards and practices established under its Being the Best operating model to qualify acquisition candidates, ensuring that they are a proper fit and can be readily integrated into Carriage’s business portfolio. (See page 9 for a detailed discussion of Carriage’s corporate development strategy)

Carriage Services	©2005 Carriage Services, Inc. All rights reserved.	Page 7

NYSE: CSV	Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 29 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Company & Investment Profile	December 2005
“BEING THE BEST”
Characteristics & Goals of Being the Best
Carriage recognized that to become the best and increase value for shareholders, it must improve the operating results of its funeral operations by growing market share and thereby increasing profitability and earnings growth. After an extensive review of its funeral operations in 2003, Carriage announced and began to implement a number of operational changes that are intended to help the Company grow its market share and improve future operating and financial performance.
Carriage’s new funeral operating model, called “Being the Best”, is based upon lessons the Company has learned from its best businesses and its best operators. Carriage analyzed its best businesses (approximately 20% by number) and developed operating and financial standards, taking into consideration size and cremation mix, organized around three primary areas — market share, people and operating and financial metrics. Carriage introduced a more decentralized, entrepreneurial and local operating model and aligned its incentive compensation structure with the new standards. These new standards and incentives will challenge and reward its managing partners who thrive on growing their local business and being accountable for results.
Key elements of Carriage’s Being the Best funeral operating strategy and model include the following:

Weighting
Market Share
- Increase familes served over time	30%
- Take away market share from competitors	5%

Quality and Structure of Staff
- Right quality personnel	10%
- Upgrade staff continuously	10%
- Manage salary and benefits costs	12%

Financial and Operating
- Grow average revenue per contract	10%
- Maintain strong gross margins	10%
- Maintain strong EBITDA margins	10%
- Control bad debts and accounts receivable aging	3%
•	Balanced Operating Model —Carriage believes a decentralized structure works best in the death care industry. The Being the Best operating model focuses on key drivers of a successful funeral business, organized around three primary areas — market share, people and operating and financial metrics. Successful execution of Being the Best is highly dependent on strong local leadership, intelligent risk taking, entrepreneurial empowerment and corporate support aligned with the key drivers.

•	Incentives Aligned with Standards — Empowering managing partners to do the right things in their operations and local communities, and providing appropriate support with operating and financial practices, will enable growth and profitability. Each managing partner will participate in a variable bonus plan whereby they will earn a fixed percentage of their business’ earnings based upon the actual standards achieved. Carriage believes each managing partner has the opportunity to be compensated at close to the same level as if they owned the business themselves.

•	The Right Local Leadership — Successful execution of the new operating model is highly dependent on strong local leadership, intelligent risk taking and entrepreneurial empowerment. Over time, Carriage believes how a managing partner executes against the Being the Best standards set forth will be the primary performance indicator.

Carriage Services	©2005 Carriage Services, Inc. All rights reserved.	Page 8

NYSE: CSV	Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 29 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Company & Investment Profile	December 2005
•	Cycle of Service — Carriage is reviewing the various steps in its Cycle of Service in order to align processes and activities with the Company’s strategy to build a meaningful and lasting relationship with each client family. The Company has also developed a “Best Practices” website where innovative new service ideas will be shared throughout the organization.

•	Presentation and Packaging of Services and Merchandise — Carriage believes packaging funeral services and merchandise offers both simplicity and convenience for its client families. Well conceived and thoughtful packages eliminate much of the effort and discomfort experienced by client families about matters where they do not have much experience during a very stressful and emotional time. While client families will always have the option of purchasing services and merchandise separately, Carriage believes the emphasis on personalized services and appropriate merchandise will be valued by many families.

•	Merchandise Strategy & Supplier Arrangements — Carriage is conducting a review of its merchandise strategy for its selection floors. Merchandise selections will be aligned with package options. In addition, the selection floor will be evaluated to determine if it is effective. Key elements of an effective floor are balanced retail prices with appropriate mark-ups, intelligent layout and choices supported by good presentation. Carriage has entered into arrangements with four primary casket suppliers to support its new strategy and control wholesale costs.

•	Overhead Costs — Carriage is performing targeted reviews of its systems and support services with the objective of improving effectiveness and decreasing overhead costs. The Company recently completed an upgrade of its funeral services system to improve its features and functions and plans to implement a new cemetery system. As Carriage implements new systems, it is reviewing and changing corporate processes to improve efficiency and effectiveness.
RENEWED CORPORATE DEVELOPMENT EFFORTS
Carriage believes its improved capital structure positions the Company to purse a strategy of disciplined growth, affording Carriage the flexibility to redeploy its free cash flow toward selective acquisitions that meet its criteria. Carriage believes it will continue to improve its credit profile as it invests its cash flow into businesses that contribute to revenue and EBITDA.
There has not been any significant acquisition activity in the death care industry for at least five years. Carriage believes this lack of acquisition activity has created an attractive environment for buyers because acquisition multiples appear reasonable, the inventory of potential sellers with succession issues is building and the bank financing environment for independent operators is difficult. Given Carriage’s excellent reputation within the industry for operating style, culture and integrity, the Company believes it can selectively capitalize on this attractive acquisition environment.
Carriage will apply the standards and practices established under its Being the Best operating model to qualify acquisition candidates, ensuring that they are a proper fit and can be readily integrated into Carriage’s business portfolio. Ideal candidates will be those that:
•	are demonstrated market leaders;

•	have strong local management;

•	have owners and family members whose objectives are aligned with Carriage; and

•	have field level operating margin potential consistent with Carriage’s best performing properties.
Carriage will first look to geographic areas that compliment its existing markets, with primary focus on suburban markets with growing populations of 100,000 or more. Carriage expects to give the most serious consideration to firms with at least 300 calls annually, or at least $2 million in annual revenue out of one facility.
Using the criteria that define Carriage’s Being the Best standards based operating model, Carriage believes that only the best qualified independent funeral home and cemetery businesses will become a part of Carriage’s operations. Further, Carriage will take a measured and disciplined approach to its acquisition program. This is a stark contrast to the previous

Carriage Services	©2005 Carriage Services, Inc. All rights reserved.	Page 9

NYSE: CSV	Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 29 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Company & Investment Profile	December 2005
period of industry wide acquisitions from 1996 through 1999, which were characterized by excessive purchase prices funded by debt, followed by inadequate operating integration. Carriage learned many lessons from the industry’s prior acquisition period in which it participated, valuable experience that it will apply to its new acquisition strategy.
FLEXIBLE CAPITAL STRUCTURE FACILITATES GROWTH
In January 2005, Carriage issued $130 million of 7.875% of Senior Notes due in 2015. The proceeds of the notes were used to refinance all then outstanding senior debt, including payments for accrued interest and make-whole payments, to bring current the cumulative deferred distributions on the convertible junior subordinated debenture (TIDES), and for general corporate purposes.

	Actual	As Adjusted	Actual
	12/31/2004	12/31/2004	9/30/2005
Cash & Equivalents	$1.9	$10.7	$16.3

Senior Debt:
Existing Unsecured Credit Facility	$25.6	$—	$—
Existing Senior Notes	$70.5	$—	$—
New Secured Credit Facility	$—	$—	$—
New Senior Notes	$—	$130.0	$130.0
Acquisition Debt & Capital Leases	$14.2	$14.2	$12.4

Total Senior Debt	$110.3	$144.2	$142.4

Subordinated Debt:
Subordinated Debt to Affiliate (TIDES)	$93.8	$93.8	$93.8
TIDES Deferred Interest	$10.9	$—	$—

Total Subordinated Debt	$104.7	$93.8	$93.8

Total Debt	$215.0	$238.0	$236.2
Total Stockholders’ Equity	$116.4	$95.3	$95.3

Total Capitalization	$331.4	$333.3	$331.5
The refinancing improved the Company’s liquidity because debt totaling approximately $96 million due in 2006 and 2008 was replaced by debt maturing in ten years. Carriage’s current capital structure is flexible and gives the Company the ability to focus on operating execution, selectively acquiring funeral and cemetery properties and growth.
While the benefits of the recent senior note offering are easily understood, Carriage does not believe the attributes of and the flexibility afforded by its subordinated debt (TIDES) are fully understood by the investment community. The TIDES mature in 2029, bear interest at 7% and are contractually convertible to CSV common shares at $20.44 per share. Attributes associated with the TIDES include:
•	They are unsecured and subordinate to the Company’s senior debt. Further, they are not guaranteed by the Company’s subsidiaries, meaning they are effectively subordinate to all trade and borrowed money liabilities of Carriage’s subsidiaries, not just borrowed money of the parent holding company.

•	Carriage has the right to defer the payment of interest on the debentures for up to 20 calendar quarters — at its option. The Company can catch up deferred interest and then re-start another deferral period prior to maturity. During a deferral period, the only rights of the holders of the TIDES are to restrict the Company from making distributions to common shareholders or repurchasing any common stock, but Carriage is not subject to any other restrictions which would normally be associated with non-payment of debt securities, such as acceleration of maturity, limits on acquisitions or dispositions of assets, or any changes in the debt capital structure, such as incurring new debt, restructuring existing debt, changing debt terms, or granting security.

•	The TIDES are convertible into common stock at a fixed price well above the common stock’s current trading price. Carriage believes the market value of the TIDES will continue to primarily be impacted by its unusually long-term maturity, the right to defer distributions and the subordination to all other outstanding liabilities, rather than the Company’s credit profile or level of interest rates.

•	As a result of the equity-like characteristics of the TIDES and debentures, the Company was able to have them treated as equity, rather than debt, under its bank credit and senior note agreements. Given CSV’s current price of $5.19 and the conversion price of $20.44, the securities are effectively a low cost, long-term instrument with very flexible interest payments and characteristics biased more toward equity than debt.
Carriage’s capital structure, with its long-term maturities and flexibility, enables the Company to use its cash and free cash flow to selectively acquire companies that, over time, will delever the Company while increasing earnings and cash flow growth. This capital structure flexibility and Carriage’s size makes it unique in the deathcare sector. Carriage is the

Carriage Services	©2005 Carriage Services, Inc. All rights reserved.	Page 10

NYSE: CSV	Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 29 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Company & Investment Profile	December 2005
only company that has a relatively low number of shares outstanding and relatively smaller size such that selective acquisitions can have a meaningful positive impact on operating and financial results.
ATTRACTIVE VALUATION VS. PEERS — CLOSING THE VALUATION GAP
Carriage continues to focus on its operations and to position the Company for future growth. The Company’s focus is to grow its market share and improve operating and financial performance of its funeral operations; increase preneed property sales and cash flow in its cemetery operations; continue to improve its credit profile and strengthen its capital structure. Carriage may divest additional businesses in the future, where those businesses are not meeting its standards. Further, Carriage will continue to improve its organizational leadership and quality of personnel. With the anticipated success of these initiatives and continuing improvement of its credit profile, Carriage believes CSV common shares offer an attractive valuation at current prices.
The following are several valuation comparisons of Carriage Services versus its public death care industry peers:
Peer Valuation Comparison
Death Care Industry
PE Multiple Comparison

				EPS
	Symbol	FYE	Price	2005E	PE Multiple

Alderwoods Group(1)	AWGI	Dec.	$15.48	$0.71	21.8X
Service Corp. Intl.(1)	SCI	Dec.	$8.38	$0.29	28.9X
Stewart Enterprises(1)	STEI	Oct.	$5.15	$0.43	12.0X

Peer Average			$9.67	$0.48	20.9X

Carriage Services(2)	CSV	Dec.	$5.19	$0.26	20.0X

(1)	First Call mean estimates from continuing operations.

(2)	2005 EPS estimate is midpoint of company outlook.

Carriage Services	©2005 Carriage Services, Inc. All rights reserved.	Page 11

NYSE: CSV	Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 29 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Company & Investment Profile	December 2005
EBITDA Multiple Comparison

			Enterprise	EBITDA	EBITDA
	Symbol	FYE	Value (1)	2005E(2)	Multiple

Alderwoods Group	AWGI	Dec.	$1,040.0	$108.0	9.6X
Service Corp. Intl.	SCI	Dec.	$3,250.0	$312.2	10.4X
Stewart Enterprises (3)	STEI	Oct.	$939.8	$132.0	7.1X

Peer Average			$1,743.27	$184.08	9.1X

Carriage Services(3)	CSV	DEC.	$315.7	$36.6	8.6X

(1)	Enterprise value data from Yahoo Finance, except Carriage Services.

(2)	First Call mean estimate unless noted.

(3)	2005 EBITDA estimate is midpoint of Company outlook. STEI has not updated its outlook since hurricane Katrina.
FCF Yield & Multiple Comparison

			Equity	2005E	FCF	FCF
	Symbol	FYE	Market Cap	FCF	Yield	Multiple

Alderwoods Group (1)	AWGI	Dec.	$626.3	$56.2	9.0%	11.1X
Service Corp. Intl. (2)	SCI	Dec.	$2,490.0	$162.5	6.5%	15.3X
Stewart Enterprises (3)	STEI	Oct.	$559.7	$38.0	6.8%	14.7X

Peer Average			$1,225.31	$85.58	7.4%	13.7X

Carriage Services(4)	CSV	DEC.	$95.8	$9.5	9.9%	10.1X

(1)	2005 FCF estimate from Johnson Rice & Company.Uses 2005E FCF per share of $1.39 X shares outstanding of 40.457 million.

(2)	2005 FCF estimate uses mid-point of company outlook, uses total capex.

(3)	2005 FCF estimate uses mid-point of company outlook, uses maintenance capex.

(4)	2005 FCF estimate uses mid-point of company outlook, using total capex. Excludes additional interest paid on senior notes of $5.6 million and payment of deferred distributions on subordinated debentures of $10.9 million.

Carriage Services	©2005 Carriage Services, Inc. All rights reserved.	Page 12

NYSE: CSV	Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 29 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Company & Investment Profile	December 2005
OPERATIONS OVERVIEW
Carriage Services is a leading provider of professional funeral and cemetery services and products in the United States and is the fourth largest publicly traded death care company. As of November 9, 2005, Carriage operated 135 funeral homes and 29 cemeteries in 28 states. Carriage primarily serves suburban markets where the Company believes it is a market leader (first or second) in most of these markets.
Carriage Owns & Operates 135 Funeral Homes & 29 Cemeteries in 28 States
Carriage serves families from diverse cultural and religious backgrounds and provides a complete range of funeral and cremation services including planning and coordinating personalized funerals, conducting memorial services, performing cemetery interment services, and managing and maintaining cemetery properties. The Company also sells products and merchandise including caskets, urns, burial vaults, cemetery interment rights, and monuments and markers. Carriage’s business can be characterized as one of relative stability, recurring revenue and cash flow, with incremental growth opportunities via selective acquisitions.
Carriage’s local funeral home operations, cemetery operations, and preneed programs are managed by individuals with extensive death care experience. The local operators continue to have responsibility for the business, but are required to follow operational and financial standards. This strategy allows each local business to maintain its unique style of operation and to capitalize on its reputation and heritage while Carriage maintains supervisory controls and provides support services from its corporate headquarters.
Carriage is committed to a strong information systems infrastructure. All of its funeral homes and cemeteries are connected to a centralized database that allows management to monitor and evaluate operating and financial performance in order to analyze the performance of its businesses on a timely basis and to implement any necessary corrective actions.
Funeral Home Operations
As of November 9, 2005, Carriage operated 135 funeral homes in 28 states. Funeral home revenues accounts for approximately 75% of total revenues. Carriage’s funeral home operations are managed by a team of experienced death care industry professionals. These individuals have proven leadership and financial skills with best operating and high financial standards that are relevant to the death care industry.

Carriage Services	©2005 Carriage Services, Inc. All rights reserved.	Page 13

NYSE: CSV	Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 29 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Company & Investment Profile	December 2005
Carriage’s funeral homes offer a complete suite of services to meet families’ funeral needs, including consultation, removal and preparation of remains, sale of caskets and related funeral merchandise, use of funeral homes for visitation and religious services, and transportation services. Most of Carriage’s funeral homes have a non-denominational chapel on premises, which accommodates family visitation and religious services to take place on site if a family chooses, reducing inconvenience to the family.
Funeral Home Service Offerings
Given the high fixed cost structure associated with funeral home operations, carriage believes the following key factors affect its profitability:
•	Favorable demographic trends in terms of population growth and average age, which impact death rates and number of deaths;

•	Leading market share positions supported by strong local heritage and relationships;

•	Effectively responding to increasing cremation trends by packaging complimentary services and merchandise;

•	Controlling salary and merchandise costs; and

•	Exercising pricing leverage related to our at-need business to increase average revenues per contract.
Despite the decline in national death rates over the past three years and losses of market share in certain markets, Carriage’s funeral home operations remain some of the most profitable in the industry. Carriage has been able to maintain superior funeral home profitability due to its lean operating structure and focus on best practices. Carriage is focused on regaining market share in markets where it is an issue through its focus on building relationships in the local community, installing the right leadership, and hiring and training the best people.

Funeral Home Gross Margin Peer Comparison	Profitable Funeral Homes from Continuing Operations ($ in Mills)

Carriage Services	©2005 Carriage Services, Inc. All rights reserved.	Page 14

NYSE: CSV	Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 29 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Company & Investment Profile	December 2005
Cemetery Operations
As of November 9, 2005, Carriage operated 29 cemeteries in 12 states. All Carriage cemeteries are perpetual care cemeteries. Cemetery revenue accounts for approximately 25% of total revenues. Carriage sales counselors consult with clients either at the cemetery or in the client’s home. Arrangements can be selected in advance of need and payment options are available. Carriage’s cemetery products and services include: mausoleum crypts, private estates, lawn crypt gardens, grave sites and burial vaults. Cremation options include columbarium, mausoleum niches and ground burial.
Cemetery operations generate revenues through sales of interment rights, memorials and installations, fees for interment and cremation services, finance charges from sales contracts, and investment income from preneed cemetery merchandise and perpetual care trusts. Carriage’s cemetery revenues are primarily driven by pre-need product sales. Since Carriage focused its cemetery business on its Family Service Model, cemetery gross margins have steadily improved.
Cemeteries are primarily a sales business. Carriage’s cemetery operating results are impacted by the success of its sales organization because approximately 45% of Carriage’s cemetery revenues have been generated from preneed sales of interment rights. Carriage believes that changes in the level of consumer confidence (a measure of whether consumers will spend money on discretionary items) also impacts the amount of such preneed sales. Cemetery revenues generated from at-need services and merchandise sales generally are subject to many of the same key profitability factors as in Carriage’s funeral home business.

9 Mos. Ending 9/30/05 Cemetery Revenue Mix	Profitable Cemeteries from Continuing Operations

In addition to owned locations, Carriage has been selected to be the managing partner of municipal and not for profit cemeteries. Carriage’s success in these operations comes from utilizing the same operating model used for its owned operations.
Preneed Programs
In addition to the sales of funeral merchandise and services, cemetery interment rights and cemetery merchandise and services at the time of need, Carriage also markets funeral and cemetery services and products on a preneed basis. Preneed funeral and cemetery contracts enable an individual to establish, in advance, the type of funeral or cemetery to be performed, the merchandise to be used and the costs at prevailing prices. Preneed contracts permit individuals to eliminate the emotional and financial burden on their families of arranging funeral and cemetery services and enable Carriage to

Carriage Services	©2005 Carriage Services, Inc. All rights reserved.	Page 15

NYSE: CSV	Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 29 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Company & Investment Profile	December 2005
secure existing and build future market share. Approximately 20% of Carriage’s funeral revenues and approximately 65% of its cemetery revenues are generated from preneed contracts.
In Carriage’s cemetery segment, preneed sales are a primary strategy to grow the Company’s market share and heritage. Each of Carriage’s cemetery locations conducts an active preneed program. In Carriage’s funeral segment, preneed sales programs complement the Company’s primary service strategies to grow market share. Carriage customizes such programs to the local market and competitive environment. Carriage believes this selective approach balances the current up-front costs and loss of future pricing power with the benefit of building future market share.

9 Mos. Ending 9/30/05 Funeral Revenue: Pre-Need vs. At Need	9 Mos. Ending 9/30/05 Cemetery Revenue: Pre-Need vs. At Need

Carriage sells insurance-funded funeral contracts in most local markets that allow Carriage to earn commission income and improve its cash flow. Carriage plans to continue using insurance-funded contracts because cash from the commissions earned offsets a significant amount of the up-front costs and because the earnings on the insurance contracts are more stable than traditional trust fund investments. As of September 30, 2005, the composition of preneed funeral contracts was approximately 65% insurance contracts and 35% trust contracts.
Preneed funeral contracts are usually paid on an installment basis. The performance of preneed funeral contracts is usually secured by placing the funds collected in trust for the benefit of the customer or by the purchase of a life insurance policy, the proceeds of which will pay for such services at the time of need. Insurance policies, intended to fund preneed funeral contracts, cover the original contract price and generally include an element of growth (earnings) designed to offset future inflationary cost increases. Proceeds from the sale of preneed funeral contracts, along with accumulated earnings, are not recognized as revenue until the time the funeral service is performed. Additionally, Carriage generally earns a commission from the insurance company from the sale of insurance funded contracts. The commission income is recognized as revenue when the period of refund expires (generally one year) and helps Carriage defray the costs incurred, which are primarily commissions paid to its sales counselors.
Preneed cemetery sales are usually financed through interest bearing installment sales contracts, generally with terms of up to five years. Interest rates generally range from 12%-14%. Preneed sales of cemetery interment rights are recorded as revenue when 10% of the contract price related to the real estate has been collected. Merchandise and services revenue is recorded when delivery has occurred. Costs related to cemetery preneed contracts and delivery of products and services is recorded concurrent with related revenue. Carriage always receives an initial payment at the time the contract is signed. Allowances for customer cancellations and refunds are accrued at the date of sale and periodically evaluated thereafter based upon historical experience.

Carriage Services	©2005 Carriage Services, Inc. All rights reserved.	Page 16

NYSE: CSV	Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 29 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Company & Investment Profile	December 2005
DEATH CARE INDUSTRY OVERVIEW
Death Care Industry Landscape
2004E Death Care Market
Despite a period of rapid consolidation of smaller, private funeral and cemetery businesses by the public Death Care companies in 1996 through 1999, the industry remains fragmented. Reports indicate that there are approximately 22,000 funeral homes and 10,000 cemeteries in the United States. Based on information provided by public companies, it is estimated that Carriage Services and the three other largest publicly traded domestic Death Care companies represented approximately 20% of the 2004 domestic Death Care industry revenues. Though Carriage and the rest of its public peers have significantly reduced or eliminated an active acquisition program, there remains the opportunity for consolidation of smaller, privately held businesses to supplement internal growth.
Established death care businesses have a number of advantages over insurgent death care service providers in a given market, but barriers to entry are not prohibitive. Death care businesses have traditionally been transferred to successive generations within a family and in most cases have developed a local heritage and tradition that afford an established funeral home or cemetery a local franchise and provide the opportunity for repeat business. In addition, established firms’ backlog of preneed, prefunded funerals or presold cemetery and mausoleum spaces provides a base of future revenue. Additional barriers to entry include the difficulty of local zoning restrictions, increasing regulatory burdens, and scarcity of cemetery land in certain urban areas.
However, since 1999, Carriage has seen new independent competitors capture some local market share. In many cases, these new independent businesses are started by personnel who have left public death care consolidators or family owned businesses. Often, such businesses are attempting to build market share by competing on price rather than heritage and tradition.
Historical Death Rate Trends & Forecasts — Still Valid?
The national death rate in the United States has grown at a compound annual rate of approximately 1% from 1980 through 2000, with annual variation of 1%-2%. National government statistics are predicting an annual compounded rate of growth in the number of deaths of .75% through 2010, after which the rate of growth is expected to gradually increase due to the aging population. However, based on data from the CDC (adjusted for non-reporting cities) death rates declined approximately 2.4% in 2001, 1.6% in 2002, and 1.4% in 2003 — an unprecedented three year consecutive decline in death rates. Death rates were essentially flat in 2004.
Estimated US Deaths

	Deaths in
	000s	CAGR
2005	2,480	0.7%
2006	2,499	0.8%
2007	2,518	0.8%
2008	2,537	0.8%
2009	2,558	0.8%
2010	2,578	0.8%
2015	2,695	0.9%
2020	2,840	1.1%
2030	3,257	1.4%
2040	3,702	1.3%
It is uncertain if the three years of sequential declines in death rates is indicative of a fundamental change in future death rates trends, or what specific factors caused the sequential declines. While the number of deaths typically varies from year to year, it is believed by some that major medical advances in treating heart, cancer and other major diseases that cause death are resulting in an increase in the average age of the population. With several years of unprecedented sequential declines in death rates, is the improvement in healthcare beginning to have a secular impact on mortality rates that call into question historical mortality trends and projections? At this point that cannot be determined.

Carriage Services	©2005 Carriage Services, Inc. All rights reserved.	Page 17

NYSE: CSV	Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 29 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Company & Investment Profile	December 2005
Historical Decline in Births May Partially Explain Recent Decline in Death Rates
There may be a demographic influence at work that has caused annual death rates to deviate from their historically predictable trend. Birth rates began an extended period of decline from approximately 3 million births in 1924 to 2.3 million births in 1933, a 22.6% decline. If you assume a 72 year average life per person from 1910 to 2010 and roll historical birth data forward by 72 years, the data implies that the period of declining births from 1924 to 1933 may partially account for the sequential decline in death rates over the past few years. The data also may indicate that downward pressure on death rates may subside in the coming years and an upward trend in death rates may be on the horizon.
Seasonal Factors
The Death Care industry tends to experience seasonal biases primarily in the winter months because influenza and pneumonia induced deaths usually increase. Despite a period of unusual decreases in death rates, the Death Care business can generally be characterized as one of relative stability and reliability. Carriage views the long-term stability and reliability of the Death Care business, through good times and bad, as an attractive investment attribute.
The Aging Population & the Baby Boomers
The U.S. population is getting older as the “Baby Boom” generation begins to age. The number and percentage of the population age 65 and over is expected to increase from 36.7 million in 2005 to 40.2 million in 2010 and to 54.6 million in 2020, increases of 9.5% and 48.8%, respectively. The growth in the 65 and older portion of the U.S. population is significant because approximately 68% of deaths in the U.S. have occurred when people are age 65 and older.

Population Age Distribution: 2000 - 2040E	U.S. Demographics: 65 Year & Older

Carriage Services	©2005 Carriage Services, Inc. All rights reserved.	Page 18

NYSE: CSV	Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 29 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Company & Investment Profile	December 2005
The first of the Baby Boom generation begin to turn age 65 in 2011 and the last of the Baby Boom generation will turn age 65 in 2029. Given the number of people in the Baby Boom generation, the absolute number of deaths and the year-over-year growth in deaths is expected to increase until 2029, at which time the rate of change in deaths is expected to decelerate.
Projected Year-Over-Year Change in the Number of Deaths in the U.S.
Cremation Trends
The aging of the large number of Baby Boomers over the next ten to twenty years could raise the national mortality rate slightly above its historic average, generating enhanced growth opportunities for the death care industry. However, a rising trend in cremations poses some risk for the death care industry to fully realize the benefit from the shift in the population to the +65 years of age category. It is estimated that cremations accounted for approximately 10% of the U.S. burial market in 1980 and has grown to approximately 29% in 2003. The cremation trend is expected to increase to 35% of the U.S. burial market in 2010. While cremation services and products are higher margin than traditional burial proceedings, they are typically less in absolute dollar terms. To mitigate this and to even capitalize on the growing cremation trend, Carriage has developed innovative, high quality funeral and memorializing services and additional products to increase its cremation revenue per funeral.
U.S.Cremation Rates: As a % of Total Deaths

Carriage Services	©2005 Carriage Services, Inc. All rights reserved.	Page 19

NYSE: CSV	Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 29 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Company & Investment Profile	December 2005
Carriage Services Peer Analysis
Selected Historical Financial & Operating Data & Valuation Data

In Thousands Except Per Share and Percentage Data
	Carriage Services (CSV)			Service Corp. Intl. (SCI)			Stewart Enterprises (STEI)(2)			Alderwoods Group (AWGI)
	2003	2004	9 Mos. ’05	2003(1)	2004(1)	9 Mos. ’05	2003	2004	9 Mos. ’05	2003	2004	9 Mos. ’05

Selected Historical Financial Data
Funeral Revenues	112,588	112,815	86,858	1,740,954	1,259,695	866,573	298,569	278,426	214,547	491,612	472,935	367,672
Cemetery Revenues & Other (3)	34,351	37,391	29,722	587,471	599,613	418,948	223,489	236,227	177,464	228,669	243,855	207,773

Total Revenues	146,939	150,206	116,580	2,328,425	1,859,308	1,285,521	522,058	514,653	392,011	720,281	716,790	575,445

Funeral Gross Profit	29,098	29,426	23,190	281,875	226,123	165,243	70,682	78,394	53,016	113,417	96,289	66,215
Cemetery & Other Gross Profit	8,521	8,877	5,707	80,090	108,375	62,602	49,689	56,371	41,430	30,527	28,521	21,177

Total Gross Profit	37,619	38,303	28,897	361,965	334,498	227,845	120,371	134,765	94,446	143,944	124,810	87,392

G&A Expenses	10,492	10,665	8,921	178,105	130,896	61,963	20,183	17,097	14,343	56,281	51,218	31,539

EBITDA(4)	38,176	39,775	26,830	446,118	371,009	230,677	158,800	170,488	96,338	131,065	125,795	90,726

Special Charges, (Income) & Other Items	—	—	—	49,366	25,628	(28,659)	(107,300)	(3,082)	(1,153)	(4,395)	(1,922)	(1,373)
Other Operating Expenses (Income)	432	495	—	9,004	(416)	—	—	(2,099)	(1,069)	—	—	—

Operating Income	26,695	27,143	19,976	224,222	229,646	137,223	(7,112)	116,685	82,325	83,268	71,670	57,226

Interest Expense	17,935	17,058	20,992	138,625	118,188	76,352	53,478	47,335	23,503	76,453	78,079	23,495

Net Income (Loss) from Continuing Operations	5,898	10,954	(782)	82,553	117,011	32,838	(51,074)	43,340	16,045	9,244	(3,793)	33,797
Income (Loss) from Discontinued Operations	727	(1,720)	881	2,529	43,762	3,825	(22,394)	2,822	1,017	1,563	13,142	(1,678)

Net Income (Loss)	6,624	9,234	99	85,082	113,699	(150,875)	(73,468)	46,162	(124,256)	10,807	9,349	32,119

Non-Recurring Items	—	—	(22,756)	—	(47,074)	(187,538)	—	—	(141,318)	—	—	—

Net Income (Loss) Excluding Non-Recurring Items	6,624	9,234	(22,657)	85,082	160,773	36,663	(73,468)	46,162	17,062	10,807	9,349	32,119

Diluted EPS from Continuing Operations	$0.33	$0.60	$(0.04)	$0.28	$0.36	$0.11	$(0.47)	$0.40	$0.14	$0.23	$(0.09)	$0.81
Diluted EPS from Discontinued Operations	$0.04	$(0.09)	$0.05	$—	$0.13	$0.01	$(0.21)	$0.03	$0.01	$0.04	$0.32	$(0.04)

Diluted EPS	$0.37	$0.51	$0.01	$0.28	$0.35	$(0.49)	$(0.68)	$0.43	$(1.14)	$0.27	$0.23	$0.77
Non-Recurring Items	$—	$—	$(1.24)	$—	$(0.14)	$(0.61)	$—	$—	$(1.29)	$—	$—	$—

Diluted EPS Excluding Non-Recurring Items	$0.37	$0.51	$(1.24)	$0.28	$0.49	$0.12	$(0.68)	$0.43	$0.15	$0.27	$0.23	$0.77

Average Diluted Shares	17,808	18,260	18,294	300,790	344,675	308,807	108,220	108,159	109,430	40,465	41,132	41,721

Cash Flow from Continuing Operations (5)	14,079	23,305	(9,496)	371,147	106,101	263,730	69,820	93,656	59,190	137,297	103,727	116,789

Deferred Distributions & Other (6)	(3,329)	(7,015)	16,300	—	—	—	—	—	—	—	—	—
Capital Expenditures	6,204	5,746	5,487	115,563	96,007	72,241	18,439	20,423	17,896	25,186	37,183	31,823

Free cash Flow from Continuing Operations	4,546	10,544	1,317	255,584	10,094	191,489	51,381	73,233	41,294	112,111	66,544	84,966

% of Revenues
Funeral Revenues	76.6%	75.1%	74.5%	74.8%	67.8%	67.4%	57.2%	54.1%	54.7%	68.3%	66.0%	63.9%
Cemetery Revenues	23.4%	24.9%	25.5%	25.2%	32.2%	32.6%	42.8%	45.9%	45.3%	31.7%	34.0%	36.1%

Total Revenues	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Funeral Gross Profit	25.8%	26.1%	26.7%	16.2%	18.0%	19.1%	23.7%	28.2%	24.7%	23.1%	20.4%	18.0%
Cemetery Gross Profit	24.8%	23.7%	19.2%	13.6%	18.1%	14.9%	22.2%	23.9%	23.3%	13.3%	11.7%	10.2%

Total Gross Profit	25.6%	25.5%	24.8%	15.5%	18.0%	17.7%	23.1%	26.2%	24.1%	20.0%	17.4%	15.2%

G&A Expenses	7.1%	7.1%	7.7%	7.6%	7.0%	4.8%	3.9%	3.3%	3.7%	7.8%	7.1%	5.5%

EBITDA (Excluding Special Charges & Other Items) (4)	26.0%	26.5%	23.0%	19.2%	20.0%	17.9%	30.4%	33.1%	24.6%	18.2%	17.5%	15.8%

Operating Income	18.2%	18.1%	17.1%	9.6%	12.4%	10.7%	-1.4%	22.7%	21.0%	11.6%	10.0%	9.9%

Net Income (Loss) before Non-Recurring Items	4.5%	6.1%	0.1%	3.7%	6.1%	-11.7%	-14.1%	9.0%	-31.7%	1.5%	1.3%	5.6%

Net Income (Loss)	4.5%	6.1%	-19.4%	3.7%	8.6%	2.9%	-14.1%	9.0%	4.4%	1.5%	1.3%	5.6%

Selected Operating Data
# of Funeral Properties	139	135	135	1,239	1,216	1,093	299	242	233	730	648	613
# of Cemetery & Other Properties	30	30	29	547	400	380	148	147	145	210	142	132

Total Properties	169	165	164	1,786	1,616	1,473	447	389	378	940	790	745

# of North American Funeral Services Performed (7)	23,740	23,081	17,181	252,232	252,232	183,849	71,082	66,433	NA	124,798	117,525	87,162

Avg.Rev. Per Funeral — North America (7)	$4,743	$4,903	$4,961	$4,260	$4,159	$4,344	NA	NA	NA	$3,939	$4,024	$4,137

North America Company Cremation Rate (8)	31%	32%	33%	39%	40%	40%	39%	37%	37%	34%	35%	36%

Selected Balance Sheet Data
Cash & Cash Equivalents	2,024	1,948	16,314	239,431	287,785	492,059	20,931	21,514	30,625	41,612	9,379	6,333
Total Current Assets	36,106	31,725	43,823	673,324	533,963	705,658	216,282	145,995	139,154	584,256	205,315	92,153
Property, Plant & Equipment, Net	107,257	104,893	105,698	1,277,583	970,547	947,024	481,861	296,684	303,169	548,518	539,879	541,047
Cemetery Property	63,658	62,649	61,787	1,524,847	1,506,782	1,376,817	377,118	369,434	370,189	117,362	118,619	115,732
Goodwill	159,672	156,983	157,352	1,195,422	1,169,040	1,140,509	403,790	404,014	267,859	320,640	321,134	321,101
Total Assets	538,917	565,156	569,118	7,725,204	8,195,674	7,701,966	2,573,522	2,565,360	2,313,203	2,453,003	2,372,428	2,291,568

Total Current Liabilities	50,391	26,792	19,154	669,355	311,913	323,243	108,589	80,230	65,135	478,437	213,071	122,547
Total Senior Debt (Including Current Portion)	135,259	110,293	142,437	1,701,871	1,253,960	1,260,785	502,115	416,805	410,784	630,852	463,640	386,786
Subordinated Debt	—	93,750	93,750	—	—	—	—	—	—	—	—	—
Total Debt	135,259	204,043	236,187	1,701,871	1,253,960	1,260,785	502,115	416,805	410,784	630,852	463,640	386,786
Total Liabilities	342,660	415,983	437,777	6,198,246	6,349,581	6,101,843	1,834,663	1,572,209	1,561,148	1,908,110	1,559,375	1,457,158
Preferred Securities	90,327	—	—	—	—	—	—	—	—	—	—	—
Convertible Securities	—	—	—	—	—	—	—	—	—	—	—	—
Stockholders’ Equity	105,930	116,438	95,306	1,526,958	1,846,093	1,600,123	738,859	784,258	535,422	544,893	555,912	588,841
Total Liabilities & Stockholders’ Equity	538,917	565,156	569,118	7,725,204	8,195,674	7,701,966	2,573,522	2,565,360	2,313,203	2,453,003	2,372,428	2,291,568

Selected Leverage Ratios
Current Assets / Current Liabilities	0.72	1.18	2.29	1.01	1.71	2.18	1.99	1.82	2.14	1.22	0.96	0.75
Total Assets / Total Liabilities	1.57	1.36	1.30	1.25	1.29	1.26	1.40	1.63	1.48	1.29	1.52	1.57
Senior Debt / Total Assets	0.25	0.20	0.25	0.22	0.15	0.16	0.20	0.16	0.18	0.26	0.20	0.17
Senior Debt / Stockholders’ Equity	1.28	0.95	1.49	1.11	0.68	0.79	0.68	0.53	0.77	1.16	0.83	0.66
Senior Debt / EBITDA (Excluding Special Charges & Other Items)	3.54	2.77	5.31	3.81	3.38	5.47	3.16	2.44	4.26	4.81	3.69	4.26
Senior Debt / Capitalization	40.8%	34.4%	43.0%	52.7%	40.4%	44.1%	40.5%	34.7%	43.4%	53.7%	45.5%	39.6%

Selected Valuation Data
Stock Price @ December 2, 2005			$5.19			$8.38			$5.15			$15.48
Shares Outstanding (Per Most Recent 10K or 10Q Filing)			18,459			296,562			108,670			40,457
Equity Market Value			95,801			2,485,189			559,648			626,276
Preferred Securities			—			—			—			—
Convertible Securities & Deferred Interest			—			—			—			—
Total Debt			236,187			1,260,785			410,784			386,786
Cash & Cash Equivalents			16,314			492,059			30,625			6,333

Enterprise Value			$315,674			$3,253,915			$939,807			$1,006,729
Price / 2004 EPS before Chg. in Acctg. Principle and/or Other Items			10.3			23.9			12.1			68.1
Price / 2004 EPS			10.3			17.2			12.1			68.1
Price / Book Value Per Share			1.0			1.6			1.0			1.1
Enterprise Value / 2004 EBITDA (Excluding Special Charges & Other Items)			7.9			8.8			5.5			8.0

(1)	Income and cash flow statement data for 2003 and 2004 does not reflect the Company’s recent restatement. These figures will be adjusted once SCI files the restatement with the SEC. The 2003 balance sheet data does not reflect the restatement but the 2004 balance sheet data does.

(2)	Fiscal year ending October 31.

(3)	Cemetery Revenues/Gross Profit & Other for Alderwoods includes revenue/gross profit from Insurance operations.

(4)	EBITDA from continuing operations for Alderwoods Group

(5)	From continuing operations for all, except Stewart is from consolidated operations.

(6)	For Carriage, excludes deferred distributions on subordinated debentures in 2003 and 2004. For the three months 2005, the cumulative deferred distributions on the subordinated debentures that was paid and the additional interest paid on the senior notes was added.

(7)	On a comparable or “same store” basis for Carriage Services and Service Corp. Data from continuing operations for Alderwoods Group in ‘03 & ‘04, but on a same store basis in ‘05. Stewart’s number of funeral services performed on a consolidated basis.

(8)	All cremation rate data for Carriage, Service Corp. & Stewart on a same store basis. For Alderwoods, cremation data is from continuing operations.
Source: Carriage Services, Service Corp. Intl., Stewart Enterprises, & Alderwoods Group public documents.

Carriage Services	©2005 Carriage Services, Inc. All rights reserved.	Page 20

NYSE: CSV	Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 29 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Company & Investment Profile	December 2005
CARRIAGE SERVICES RECENT RESULTS
Carriage Services recently reported 3Q05 financial results. The third quarter is typically the slowest quarter of the year for seasonal reasons. Carriage met its previously released revenue and diluted EPS from continuing operations estimates, but 3Q05 EBITDA estimates came in a little less than the Company had previously anticipated due to higher general and administrative expenses.
Results of continuing operations for 3Q05 were as follows:
•	Total revenue of $36.5 million versus previous estimate of $35 to $37 million.

•	EBITDA from continuing operations of $7.3 million versus pervious estimate of $7.5 to $7.9 million.

•	GAAP EPS of $0.04 per diluted share versus pro forma earnings of $0.05 per diluted share for 3Q04.

•	Diluted EPS from continuing operations of $0.01 compared to previous estimate of $0.01 to $0.02 per share and versus pro forma diluted EPS of $0.00 for 3Q04.

•	Pro forma comparisons are provided because of the accounting change for preneed selling costs as previously announced in the Company’s 2Q05 earnings release.
In 3Q05, Carriage generated negative free cash flow of $4.5 million, consisting of cash flow used in operating activities of $2.4 million, less capital expenditures of $2.0 million. It is not unusual to use cash in the third quarter because it is the slowest quarter of the year for seasonal reasons and Carriage’s semi-annual interest on its senior notes is paid in the quarter.
Acquisition Completed — Carriage announced that it acquired the assets of a funeral home business (two funeral chapels) in Northern Florida for $1.3 million in cash in September. The Company evaluated the transaction using its “Being the Best” standards and as a result, the Company expects the acquisition to be immediately accretive to earnings and the integration of the business into the Carriage family to be seamless. The business is within close proximity to one of the Company’s existing businesses which allows for sharing of resources and management.
Funeral Operations — Key Financial & Operating Data Comparison vs. 3Q04
•	Funeral revenues from continuing operations were flat at $26.6 million.

•	Funeral gross profit was flat at $6.1 million.

•	Same store funeral revenues declined 0.9% from $26.2 million to $26.0 million.

•	Same store funeral contracts declined 0.5% from 5,335 to 5,309.

•	Same store average revenue per contract decreased by $23, or 0.4% from $4,910 to $4,887.

•	Average revenue per burial contract increased 2.7% to $6,726.

•	Average revenue per cremation contract decreased 0.4% to $2,389.

•	Carriage’s cremation rate increased to 33.3%, up versus 31.0% in 3Q04.
Cemetery Operations — Key Financial & Operating Data Comparison vs. 3Q04
•	Cemetery revenues from continuing operations increased 6.8%, from $9.2 million to $9.9 million.

•	He number of preneed contracts written decreased 2.1% to 1,883.

•	Average revenue per preneed contract written decreased 4.0% to $2,729 and the average preneed property rights increased 7.9% to $1,972.

•	The number of interments performed decreased 10.9% to 1,993.

•	Cemetery gross profit decreased 9.3% to $1.8 million.
Other
General and administrative expenses increased $0.4 million versus 3Q04 due to higher audit and professional fees related to compliance with Sarbanes-Oxley Act of 2002, a cemetery systems implementation process and the Company’s home office relocation. Interest expense increased $0.5 million compared to the prior year quarter because outstanding senior

Carriage Services	©2005 Carriage Services, Inc. All rights reserved.	Page 21

NYSE: CSV	Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 29 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Company & Investment Profile	December 2005
debt increased when the Company refinanced its senior debt earlier in 2005. Interest income, which included in Other Income, increased $140,000 because excess funds from the recent debt refinancing were invested in short-term instruments. Discontinued operations consisted primarily of a gain on the sale of a cemetery in the amount of $0.8 million.
Change in Accounting
On June 30, 2005, Carriage changed its method of accounting for deferred obtaining costs, which are preneed selling costs, incurred for the origination of prearranged funeral and cemetery service and merchandise sales contracts. Prior to the accounting change, commissions and other costs that were related to the origination of prearranged funeral and cemetery service and merchandise sales were deferred and amortized with the objective of recognizing the selling costs in the same period that the related revenue is recognized. Under the prior accounting method, the commissions and other direct selling costs, which are current obligations that are paid and use operating cash flow, are not recognized currently in the income statement. The Company believes it is preferable to expense the current obligation for the commissions and other costs rather than defer these costs. The Company also believes the new accounting method will improve the comparability of its reported earnings to the other deathcare companies.
Carriage has applied this change in accounting principle effective January 1, 2005. Therefore, the Company’s results of operations for the three and nine months ended September 30, 2005 are reported on the basis of the changed method.

Carriage Services	©2005 Carriage Services, Inc. All rights reserved.	Page 22

NYSE: CSV	Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 29 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Company & Investment Profile	December 2005
MANAGEMENT BIOS
Melvin C. Payne, a management founder of Carriage, has been Chairman of the Board and Chief Executive Officer since December 1996. In 2003, Mr. Payne assumed the additional role of leading Carriage’s funeral operations. Prior to December 1996, he had been the Chief Executive Officer and a director of Carriage since its inception in 1991. Mr. Payne resumed the additional position of President in December 2000. Mr. Payne serves on the Board of Directors of Sovereign Business Forms, Inc., a private company in the business forms manufacturing industry.
Joseph Saporito has been Executive Vice President, Chief Financial Officer and Secretary of Carriage since September 2002. Mr. Saporito, a certified public accountant, has responsibility for the financial and administrative functions of Carriage. Prior to joining Carriage, he served as Division Head of the Commercial Audit Division of the Houston office of Arthur Andersen LLP, where he was a partner for 15 years.
James J. Benard has been Senior Vice President of Sales and Cemetery Operations for Carriage since November 2001. Mr. Benard joined Carriage in 1998 as a Regional Vice President of Sales. He has over 22 years of professional funeral home and cemetery experience. Prior to joining Carriage, he was affiliated with Service Corporation International in various roles for ten years. Mr. Benard is a member of the International Cemetery and Funeral Association.
George Klug has been Senior Vice President and Chief Information Officer since May 2002. He joined Carriage in July 2001 to align the technology functions with the company’s business plan. Before joining Carriage, Mr. Klug served from 1997 to 2000 as Vice President of Information Technology at Allright Corporation, an owner operator of parking facilities both national and international. Prior to Allright, Mr. Klug served as Vice President of Information Technology for various retail companies including Oshmans, Sportstown, and Zaks. He also has a background in operations and accounting and has been in management positions for 30 years.

Carriage Services	©2005 Carriage Services, Inc. All rights reserved.	Page 23

NYSE: CSV	Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 29 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Company & Investment Profile	December 2005
Carriage Services, Inc.
Historical Earnings & Operating Data
Pro Forma for Change in Accounting Method for Deferred Obtaining Costs
(In Thousands $, Except Per Share & Margin Analysis Data)

	2003	Mar-04	Jun-04	Sep-04	Dec-04	2004	Mar-05	Jun-05	Sep-05
Revenues:
Funeral	112,588	30,775	27,697	26,582	27,761	112,815	31,817	28,438	26,603
Cemetery	33,612	9,613	9,737	9,226	8,815	37,391	10,197	9,670	9,855

Total Revenues	146,200	40,388	37,434	35,808	36,576	150,206	42,014	38,108	36,458

Gross Profit:
Funeral	28,514	9,057	6,246	5,826	7,284	28,413	9,811	7,282	6,097
Cemetery	6,447	1,957	1,659	1,451	1,721	6,788	2,426	1,474	1,808

Total Gross Profit	34,960	11,014	7,905	7,277	9,005	35,200	12,237	8,756	7,905

Selling, General & Admin. Expense	10,492	2,683	2,545	2,748	2,689	10,665	2,779	3,000	3,142
Other Operating Expense (Income)	432	—	—	495	—	495	—	—	—

Operating Income	24,035	8,331	5,360	4,034	6,316	24,041	9,457	5,756	4,763

Interest Expense, Net	17,934	4,382	4,395	4,175	4,107	17,059	4,608	4,585	4,682
Other Expense (Income)	(657)	—	(891)	(72)	23	(940)	(2)	576	(140)
Additional Interest & Other Costs of Sr. Debt Financing	—	—	—	—	—	—	6,693	240	—

Income (Loss) Before Income Taxes	6,759	3,949	1,856	(69)	2,186	7,922	(1,841)	355	221

Provision (Benefit) for Income Taxes	2,535	1,481	696	(26)	(3,248)	(1,098)	(703)	138	81

Net Income (Loss) from Continuing Operations	4,224	2,468	1,160	(43)	5,435	9,020	(1,139)	216	140

Discontinued Operations:
Operating Income from Discontinued Operations	741	157	168	473	20	818	79	19	3
Gain on Sales & (Impairments) of Disc. Operations	499	—	(3,050)	1,039	(619)	(2,630)	460	5	836
Income Tax Provision (Benefit)	465	57	(747)	567	(225)	(348)	204	8	309

Income (Loss) from Discontinued Operations	775	100	(2,135)	945	(374)	(1,464)	335	15	530

Cumulative Effect of Change in Accounting Method, Net	—	—	—	—	—	—	(22,756)	—	—

Net Income (Loss)	5,000	2,568	(975)	902	5,061	7,556	(23,559)	231	670

Basic EPS:
Continuing Operations	$0.24	$0.14	$0.07	($0.00)	$0.30	$0.51	($0.05)	$0.01	$0.01
Discontinued Operations	$0.04	$0.00	($0.12)	$0.05	($0.02)	($0.08)	$0.01	$0.00	$0.03
Cumulative Effect of Change in Accounting Method, Net	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	($1.26)	$0.00	$0.00

Net Income (Loss)	$0.29	$0.15	($0.05)	$0.06	$0.28	$0.42	($1.30)	$0.01	$0.04

Diluted EPS:
Continuing Operations	$0.24	$0.14	$0.06	($0.00)	$0.30	$0.49	($0.06)	$0.01	$0.01
Discontinued Operations	$0.04	$0.01	($0.12)	$0.05	($0.02)	($0.08)	$0.02	$0.00	$0.03
Cumulative Effect of Change in Accounting Method, Net	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	($1.22)	$0.00	$0.00

Net Income (Loss)	$0.28	$0.14	($0.05)	$0.06	$0.28	$0.41	($1.26)	$0.01	$0.04

Weighted Average Shares Outstanding:
Basic	17,444	17,656	17,764	17,834	17,886	17,786	18,128	18,325	18,426
Diluted	17,809	18,139	18,258	18,281	18,359	18,260	18,666	18,826	18,938

Margin Analysis	2003	Mar-04	Jun-04	Sep-04	Dec-04	2003	Mar-04	Jun-05	Sep-05
Revenues:
Funeral	77.0%	76.2%	74.0%	74.2%	75.9%	75.1%	75.7%	74.6%	73.0%
Cemetery	23.0%	23.8%	26.0%	25.8%	24.1%	24.9%	24.3%	25.4%	27.0%

Total Revenues	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Gross Profit:
Funeral	19.5%	22.4%	16.7%	16.3%	19.9%	18.9%	23.4%	19.1%	16.7%
Cemetery	4.4%	4.8%	4.4%	4.1%	4.7%	4.5%	5.8%	3.9%	5.0%

Total Gross Profit	23.9%	27.3%	21.1%	20.3%	24.6%	23.4%	29.1%	23.0%	21.7%
Selling, General & Admin. Expense	7.2%	6.6%	6.8%	7.7%	7.4%	7.1%	6.6%	7.9%	8.6%
Other Operating Expense (Income)	0.3%	0.0%	0.0%	1.4%	0.0%	0.3%	0.0%	0.0%	0.0%

Operating Income	16.4%	20.6%	14.3%	11.3%	17.3%	16.0%	22.5%	15.1%	13.1%

Interest Expense, Net	12.3%	10.8%	11.7%	11.7%	11.2%	11.4%	11.0%	12.0%	12.8%
Special Charges & Other Expense (Benefit)	-0.4%	0.0%	-2.4%	-0.2%	0.1%	-0.6%	0.0%	1.5%	-0.4%

Income Before Income Taxes	4.6%	9.8%	5.0%	-0.2%	6.0%	5.3%	-4.4%	0.9%	0.6%
Provision (Benefit) for Income Taxes	1.7%	3.7%	1.9%	-0.1%	-8.9%	-0.7%	-1.7%	0.4%	0.2%

Net Income from Continuing Operations	2.9%	6.1%	3.1%	-0.1%	14.9%	6.0%	-2.7%	0.6%	0.4%

Year-Over-Year Percentage Change
Funeral Revenues	—	4.9%	-0.5%	1.2%	-4.8%	0.2%	3.4%	2.7%	0.1%
Cemetery Revenues	—	17.7%	9.2%	6.4%	2.7%	11.2%	6.1%	-0.7%	6.8%
Total Revenues	—	7.7%	1.8%	2.5%	-3.1%	2.7%	4.0%	1.8%	1.8%
Selling, General & Admin. Expense	—	5.9%	5.5%	8.0%	-10.5%	1.6%	3.6%	17.9%	14.3%
Operating Income	—	7.6%	-23.0%	-25.8%	-3.6%	0.0%	13.5%	7.4%	18.1%
Income Before Income Taxes	—	32.2%	-42.1%	-106.5%	1.0%	17.2%	-146.6%	-80.9%	-419.3%
Net Income from Continuing Operations	—	32.0%	-42.3%	-106.5%	301.5%	113.5%	-146.2%	-81.4%	-423.9%

Carriage Services	©2005 Carriage Services, Inc. All rights reserved.	Page 24

NYSE: CSV	Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 29 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Company & Investment Profile	December 2005
Carriage Services, Inc.l
Consolidated Statement of Operations

	(Unaudited)		(Unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
(In Thousands, Except Per Share Data)	2004	2005	2004	2005
Revenues, Net
Funeral	$26,582	$26,603	$85,054	$86,858
Cemetery	9,226	9,855	28,576	29,722

	35,808	36,458	113,630	116,580

Costs & Expenses
Funeral	20,475	20,506	63,097	63,668
Cemetery	7,233	8,047	21,931	24,015

	27,708	28,553	85,028	87,683

Gross Profit
Funeral	6,107	6,097	21,957	23,190
Cemetery	1,993	1,808	6,645	5,707

Gross Profit	8,100	7,905	28,602	28,897
Gross Profit Margin	22.6%	21.7%	25.2%	24.8%

General & Admin. Expenses	2,748	3,142	7,975	8,921

Operating Income	5,352	4,763	20,627	19,976

Interest Expense	4,175	4,682	12,952	14,059
Additional Interest & Other Costs on Senior Debt Refinancing	—	—	—	6,933
Other (Income) Expense	423	(140)	(468)	249

Total Interest & Other (Income) Expense	4,598	4,542	12,484	21,241

Income (Loss) from Continuing Operations Before Income Taxes	754	221	8,143	(1,265)
Provision (Benefit) for Income Taxes	283	81	3,054	(483)

Net Income (Loss) from Continuing Operations	471	140	5,089	(782)

Discontinued Operations:
Operating Income (Loss) from Discontinued Operations	58	3	404	101
Gain on Sales & (Impairments) of Discontinued Operations	1,039	836	(2,011)	1,302
Income Tax (Provision) Benefit	(411)	(309)	269	(522)

Income (Loss) from Discontinued Operations	686	530	(1,338)	881

Cumulative Effect of Change in Accounting Method, Net of Tax Benefit	—	—	—	(22,756)

Net Income (Loss)	$1,157	$670	$3,751	$(22,657)

Basic Earnings (Loss) Per Common Share
Continuing Operations	$0.03	$0.01	$0.29	$(0.04)
Discontinued Operations	$0.04	$0.03	$(0.08)	$0.05
Cumulative Effect of Change in Accounting Method, Net of Tax Benefit	$—	$—	$—	$(1.25)

Net Income (Loss)	$0.07	$0.04	$0.21	$(1.24)

Diluted Earnings (Loss) Per Common Share
Continuing Operations	$0.03	$0.01	$0.28	$(0.04)
Discontinued Operations	$0.03	$0.03	$(0.07)	$0.05
Cumulative Effect of Change in Accounting Method, Net of Tax Benefit	$—	$—	$—	$(1.25)

Net Income (Loss)	$0.06	$0.04	$0.21	$(1.24)

Weighted Avg. Basic Shares Outstanding:	17,834	18,426	17,751	18,294

Weighted Avg. Diluted Shares Outstanding:	18,281	18,938	18,226	18,294

Carriage Services	©2005 Carriage Services, Inc. All rights reserved.	Page 25

NYSE: CSV	Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 29 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Company & Investment Profile	December 2005
Carriage Services, Inc.
Consolidated Balance Sheets

		(Unaudited)
	December 31,	September 30,
(In Thousands)	2004	2005
ASSETS
Current Assets:
Cash & Cash Equivalents	$1,948	$7,335
Short Term Investments	—	8,979
Accounts Receivable — Trade, Net of Allowance for Doubtful Accounts	12,941	13,188
Assets Held for Sale	4,021	—
Inventories & Other Current Assets	12,815	14,321

Total Current Assets	31,725	43,823

Preneed Assets	133,423	142,658
Property, Plant & Equip. at Cost, Net of Accum. Dep.	104,893	105,698
Cemetery Property at Cost	62,649	61,787
Goodwill	156,983	157,352
Deferred Obtaining Costs	35,701	—
Deferred Charges & Other Non-Current Assets	8,581	24,945
Cemetery Perpetual Care Trust Investments	31,201	32,855

Total Assets	$565,156	$569,118

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$5,991	$3,414
Accrued Liabilities	16,048	13,558
Liabilities Associated with Assets Held for Sale	2,598	—
Current Portion of Long-Term Debt & Capital Leases Obligations	2,155	2,182

Total Current Liabilities	26,792	19,154

Senior Long-Term Debt, Net of Current Portion	102,714	134,886
Convertible Junior Sub. Debentures due 2029 to an Affiliated Trust	93,750	93,750
Obligations Under Capital Leases, Net of Current Portion	5,424	5,369
Deferred Interest on Convertible Junior Subordinated Debentures	10,891	—
Deferred Revenue	176,412	184,618

Total Liabilities	415,983	437,777

Commitments & Contingencies
Non-Controlling Interests in Perpetual Care Trust Investments	32,212	36,035
Non-Controlling Interests in Perpetual Care Trust Investments	523	—
Associated with Assets Held for Sale
Stockholders’ Equity:
Common Stock	179	184
Contributed Capital	188,029	190,376
Accumulated Deficit	(71,056)	(93,711)
Deferred Compensation	(714)	(1,543)

Total Stockholders’ Equity	116,438	95,306

Total Liabilities & Stockholders’ Equity	$565,156	$569,118

Carriage Services	©2005 Carriage Services, Inc. All rights reserved.	Page 26

NYSE: CSV	Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 29 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Company & Investment Profile	December 2005
Carriage Services, Inc.
Consolidated Statement of Cash Flows
(In Thousands)

	For the Nine Months
	Ended September 30,
	2004	2005
Cash Flows from Operating Activities:
Net Income (Loss) from Continuing Operations	$5,089	$(782)
Adjustments to Reconcile Net Income (Loss) from Continuing Operations to Net Cash Provided By (Used In) Operating Activities:
Depreciation	5,273	5,126
Amortization	3,702	2,283
Provision for Losses on Accounts Receivable	1,781	2,112
Net (Gain) Loss on the Sale of Business Assets	(963)	577
Stock Related Compensation	374	512
Loss on Early Extinguishment of Debt	—	978
Loss on Sale of Trust Investments	235	—
Deferred Income Taxes	3,053	(483)
Other	502	11

Changes in Assets & Liabilities, Net of Effect from Acquisitions & Dispositions:
(Increase) in Accounts Receivable	(885)	(2,967)
(Increase) in Inventories & Other Current Assets	(718)	(1,814)
(Increase) in Deferred Charges & Other	(198)	(779)
(Increase) in Deferred Obtaining Costs	(3,455)	—
(Increase) in Preneed Trust Investments	(869)	(3,708)
(Decrease) in Accounts Payable & Accrued Liabilities	(2,816)	(4,781)
Increase in Deferred Preneed Revenue	1,338	4,564
Increase (Decrease) in Deferred Interest on Convertible Junior Subordinated Debentures	5,216	(10,345)

Net Cash Provided by (Used In) Continuing Operating Activities	16,659	(9,496)
Net Cash Provided by Discontinued Operating Activities	514	62

Net Cash Provided by (Used In) Operating Activities	17,173	(9,434)

Cash Flows from Investing Activities:
Acquisition	—	(1,285)
Net Proceeds from Sales of Businesses & Other Assets	3,760	223
Purchase of Short-Term Investments	—	(20,851)
Maturities of Short-Term Investments	—	11,872
Capital Expenditures	(3,387)	(5,487)

Net Cash Used In Provided By Continuing Investing Activities	373	(15,528)
Net Cash Provided By (Used In) Discontinued Investing Activities	(123)	1,571

Net Cash Used In Investing Activities	250	(13,957)

Cash Flows from Financing Activities:
Net Proceeds (Payments) On Bank Line of Credit	7,500	(25,600)
Proceeds from the Issuance of Senior Notes	—	130,000
Net Payments on Long-Term Debt & Obligations Under Capital Leases	(25,117)	(72,274)
Proceeds from Issuance of Common Stock	279	312
Proceeds from the Exercise of Stock Options	187	515
Payment of Financing Costs	—	(4,175)

Net Cash Provided By (Used In) Continuing Financing Activities	(17,151)	28,778
Net Cash Used In Discontinued Financing Activities	—	—

Net Cash Provided By (Used In) Financing Activities	(17,151)	28,778

Net Increase in Cash & Cash Equivalents	272	5,387
Cash & Cash Equivalents at Beginning of Period	2,024	1,948

Cash & Cash Equivalents at End of Period	$2,296	$7,335

Carriage Services	©2005 Carriage Services, Inc. All rights reserved.	Page 27

NYSE: CSV	Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 29 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Company & Investment Profile	December 2005
Selected Financial Data
The operating results of the businesses held for sale, as well as the impairment charges and gains on disposal are presented in the discontinued operations section, along with the income tax effect, in the consolidated statements of operations on a comparative basis. Likewise, the operating results and gains or losses from businesses sold in the prior year have been similarly reported for comparability. Revenues and operating income for the businesses presented in the discontinued operations section are as follows (in thousands):

				For the Three Months
	For the Years Ended December 31,			Ending September 30, 2005
	2002	2003	2004
Revenues, Net	$4,859	$3,884	$2,300	$34
Operating Income	$1,167	$682	$412	$3
Forward-Looking Statements
In addition to historical information, this Company & Investment Profile contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include any projections of earnings, revenues, asset sales, cash flow, debt levels or other financial items; any statements of the plans, strategies and objectives of management for future operation; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may”, “will”, “estimate”, “intend”, “believe”, “expect”, “project”, “forecast”, “plan”, “anticipate” and other similar words. Readers should carefully review the Cautionary Statements described in this and other documents we file from time to time with the Securities and Exchange Commission, including Annual Reports on Form 10-K and Current Reports on Form 8-K filed by Carriage in the future.
Cautionary Statements
The Company cautions readers that the following important factors, among others, in some cases have affected, and in the future could affect, the Company’s actual consolidated results and could cause the Company’s actual consolidated results in the future to differ materially from the goals and expectations expressed herein and in any other forward-looking statements made by or on behalf of the Company. For further information regarding risks related to the Company’s business and the industry, see Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s 2004 annual report filed on Form 10-K.
Risks related to our business
(1) Marketing and sales activities by existing and new competitors could cause us to lose market share and lead to lower revenues and margins.
(2) Price competition could also reduce our market share or cause us to reduce prices to retain or recapture market share, either of which could reduce revenues and margins.
(3) Improved performance in our funeral segment is highly dependent upon successful execution of our standards-based Being the Best operating model.
(4) Our ability to generate preneed sales depends on a number of factors, including sales incentives and local and general economic conditions.
(5) Earnings from and principal of trust funds and insurance contracts could be reduced by changes in financial markets.
(6) Our ability to execute our growth strategy is highly dependent upon our ability to successfully identify suitable acquisition candidates and negotiate transactions on favorable terms.
(7) Increased costs may have a negative impact on our earnings and cash flows.
(8) Increases in interest rates would increase interest costs on our variable-rate indebtedness and could have a material adverse effect on our net income.
(9) Covenant restrictions under our debt instruments may limit our flexibility in operating our business.
Risks related to the death care industry
(1) Declines in the number of deaths in our markets can cause a decrease in revenues. Changes in the number of deaths are not predictable from market to market or over the short term.
(2) The increasing number of cremations in the United States could cause revenues to decline because we could lose market share to firms specializing in cremations. In addition, direct cremations produce no revenues for cemetery operations and lower funeral

Carriage Services	©2005 Carriage Services, Inc. All rights reserved.	Page 28

NYSE: CSV	Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 29 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Company & Investment Profile	December 2005
revenues.
(3) If we are not able to respond effectively to changing consumer preferences, our market share, revenues and profitability could decrease.
(4) Because the funeral and cemetery businesses are high fixed-cost businesses, changes in revenue can have a disproportionately large effect on cash flow and profits.
(5) Changes or increases in, or failure to comply with, regulations applicable to our business could increase costs or decrease cash flows.
Disclosure of Non-GAAP Performance Measures
We report our financial results in accordance with generally accepted accounting principles (“GAAP”). However, management believes that certain non-GAAP performance measures and ratios, which management uses in managing our business, may provide users of this financial information additional meaningful comparisons between results in historical periods.
We refer to the term “EBITDA” and “free cash flow” in various places of our financial discussion. EBITDA is defined by us as net income from continuing operations before interest expense and other financing costs, income tax expense, and depreciation and amortization expense. Free cash flow is defined by us as cash provided by continuing operations less capital expenditures. EBITDA and free cash flow are not measures of operating performance under generally accepted accounting principles, or GAAP, and should not be considered in isolation nor construed as an alternative to operating profit, net income (loss) or cash flows from operating, investing or financing activities, each as determined in accordance with GAAP. You should also not consider EBITDA or free cash flow as measures of liquidity. Moreover, since EBITDA and free cash flow are not measures determined in accordance with GAAP and thus are susceptible to varying interpretations and calculations, EBITDA and free cash flow are as presented, may not be comparable to similarly titled measures presented by other companies.
Reconciliation of Net Income from continuing operations to EBITDA from continuing operations for the following periods (in 000s):

	2003	2004	YTD Q3 2005	2005E (1)
Net income from continuing operations	$4,073	$9,007	$(782)	$4,900
Provision (benefit) for income taxes	$2,424	$(1,170)	$(483)	$2,900

Pre-tax earnings from continuing operations	$6,497	$7,937	$(1,265)	$7,800
Interest expense, including loan cost amortization	$17,935	$17,058	$20,665	$18,300
Depreciation & amortization	$9,823	$10,297	$7,432	$10,400

EBITDA from continuing operations	$34,255	$35,192	$26,832	$36,500

Revenue from continuing operations	$146,939	$150,206	$116,580	$155,000
EBITDA margin from continuing operations	23.31%	23.43%	23.02%	23.55%

(1)	Excludes a charge in connection with the senior debt refinancing in January 2005 of $6.7 million ($4.2 million after tax)
Reconciliation of Gross Profit from funeral operations to EBITDA from continuing funeral operations:

	2003	2004	2005E
Gross profit from funeral home operations	$27,990	$28,340	$30,000
Depreciation & amortization	$6,038	$6,098	$6,500

EBITDA from funeral home operations	$34,028	$34,438	$36,500

Revenue from funeral home operations	$112,588	$112,816	$116,000
EBITDA margin from continuing funeral home	30.22%	30.53%	31.47%
operations

Carriage Services	©2005 Carriage Services, Inc. All rights reserved.	Page 29

NYSE: CSV	Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 29 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Company & Investment Profile	December 2005
Reconciliation of Gross Profit from cemetery operations to EBITDA from continuing cemetery operations:

	2003	2004	2005E
Gross profit from cemetery operations	$6,708	$6,775	$7,000
Depreciation & amortization	$2,671	$2,939	$3,300

EBITDA from cemetery operations	$9,379	$9,714	$10,300

Revenue from cemetery operations	$34,351	$37,390	$39,000
EBITDA margin from continuing cemetery	27.30%	25.98%	26.41%
operations
Reconciliation of EBITDA from continuing operations for the trailing twelve months ending September 30, 2005 (in 000s):

Trailing Twelve
Months Ending
September 30,
2005
EBITDA from continuing operations for the three months ended December 31, 2004	$8,732
EBITDA from continuing operations for the nine months ended September 30, 2005	$26,830

Trailing twelve months EBITDA from continuing operations at June 30, 2005	$35,562

Reconciliation of estimated net income to free cash flow for the year ending December 31, 2005 (in 000s):

2005E
Net income	$4.9
Tax expense	2.9
Interest expense, net	18.3
Depreciation and amortization	10.4

EBITDA	$36.5
Interest paid	(18.3)
Cash taxes	(0.3)
Capital expenditures	(7.5)

Free cash flow	$9.5

Reconciliation of net income to free cash flow for the five year goals (in 000s):

Five Year
Goals
Net income	$12.5
Tax expense	7.4
Interest expense	16.2
Depreciation and amortization	12.9

EBITDA	$49.0
Interest paid	(16.2)
Cash taxes	(5.0)
Capital expenditures	(7.1)
Other	(0.7)

Free cash flow	$20.0

Carriage Services	©2005 Carriage Services, Inc. All rights reserved.	Page 30

NYSE: CSV	Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 29 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.